The Gabelli Global Utility & Income Trust N-2

Exhibit (a)(iv)

THE GABELLI GLOBAL UTILITY & INCOME TRUST

STATEMENT OF PREFERENCES

OF

SERIES B CUMULATIVE PUTTABLE AND CALLABLE PREFERRED SHARES

AMENDMENT NO. 1

The Gabelli Global Utility & Income Trust, a Delaware statutory trust (the “Fund”), hereby certifies that:

FIRST: The Board of Trustees of the Fund (the “Board of Trustees”), at a meeting duly convened and held on February 27, 2013, pursuant to authority expressly vested in it by Article V of the Second Amended and Restated Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund.

SECOND: The Board of Trustees and the Pricing Committee of the Board of Trustees, at meetings duly convened and held on August 22, 2018 and October 31, 2018, respectively, approved the designation and issuance by the Fund of up to 1,370,433 of Series B Cumulative Puttable and Callable Preferred Shares (the “Series B Preferred Shares”) pursuant to an offering made by the Fund to holders of the Fund’s common shares, of transferable rights to subscribe for and, upon exercise of the rights, purchase common shares and Series B Preferred Shares.

THIRD: The Board of Trustees, at a meeting duly convened and held on August 24, 2023, determined to (a)  increase the dividend rate on the Series B Preferred Shares, effective as of September 26, 2023, and (b)  add an additional put date for the Series B Preferred Shares, effective as of August 24, 2023, and determined that each such action would not adversely affect the rights and preferences of the Series B Preferred Shares.

FOURTH: Effective as of August 24, 2023, Part II, Section 2(a)(iii) of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

(iii) For the Dividend Periods occurring in Year 1, dividends will be paid at an annualized rate of 7.00% based on the Liquidation Preference of the Series B Preferred Shares. During the last Dividend Period occurring in Year 1, the Board of Trustees or a committee thereof will determine and publicly announce at least 30 days prior to the end of such Dividend Period a fixed annual dividend rate that will apply for the Dividend Periods occurring in Year 2 and Year 3. Further, during the last Dividend Period occurring in Year 3, the Board of Trustees or a committee thereof will determine and publicly announce at least 30 days prior to the end of such Dividend Period a fixed annual dividend rate that will apply for all Dividend Periods through the Dividend Period beginning on June 26, 2023. Each reset dividend rate will be determined by the Board of Trustees or a committee thereof in its sole discretion, and such rate will be at least 200 basis points over the yield on the ten year U.S. Treasury Note, but in no case will the annual dividend rate be less than an annualized rate of 4.00% or greater than an annualized rate of 7.00% based on the Liquidation Preference of the Series B Preferred Shares. For the Dividend Period beginning on September 26, 2023, and for all Dividend Periods thereafter, dividends will be paid at an annualized rate of 5.20% based on the Liquidation Preference of the Series B Preferred Shares.

FIFTH: Effective as of August 24, 2023, Part II, Section 4(c) of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

(c) Puts.

The Fund will redeem all or any part of the Series B Preferred Shares that holders have properly tendered for redemption during the 60-day period prior to each of December 26, 2021, December 26, 2023 and December 26, 2024 at the Redemption Price per share.

SIXTH: Capitalized terms used but not defined herein shall have the respective meanings given to them in the Statement of Preferences of the Series B Preferred Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, The Gabelli Global Utility & Income Trust has caused this Amendment No. 1 to the Statement of Preferences of Series B Preferred Shares to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Fund, and certifies that, to the best of such officer’s knowledge, information and belief under penalty of perjury, that this Amendment No. 1 to the Statement of Preferences of Series B Preferred Shares was duly adopted by the Board of Trustees of the Fund on August 24, 2023.

By:
Name: John C. Ball
Title: President

Attest:

Name: Peter Goldstein
Title: Secretary